Eaton Scientific Systems, Inc. 10-K
Exhibit 10.13

EATON SCIENTIFIC SYSTEMS	HOMATROPINE PROTOCOL PI/SPO#

CLINICAL TRIALS/STUDY AGREEMENT

This Agreement is made as of 04/08/2013 by and between Eaton Scientific Systems Inc. ("Sponsor"), a Nevada Corporation, having its principal place of business at Eaton Scientific Systems, Inc., Michael Borkowski Chief Executive Officer, at 9595 Wilshire Blvd Suite 900, Beverly Hills, CA 90212 and American Institute of Research (“AIR”) at 15111 E. Whittier Blvd., Ste. 216 Whittier, CA 90603 represented by Tarek Dessouky, M.D., MBA, MPH, Chief Executive Officer

SPO Number:  0408HOM
Project Title:  Homatropine
Principal Investigator:  Dr. Michael Guice
Effective Date:
End Date:

I.             BACKGROUND

WHEREAS, Sponsor conducts business in the development of therapeutic products, compounds, and reagents; and

WHEREAS, Sponsor has developed a protocol and desires AIR to conduct a clinical research study (hereinafter “Study”); and

WHEREAS, the performance of the Study is of mutual interest to Sponsor and AIR, and will be conducted with the Good Clinical Practices; and

WHEREAS, AIR is in the business of conducting and managing Clinical Trials.

The Parties therefore agree as follows:

II.            STATEMENT OF WORK

AIR agrees to use reasonable efforts to perform the Study entitled “An Open Label Escalating Study to Determine Maximum Necessary Dose (MND) of Homatropine Methylbromide needed for Palliation of Hot Flashes in Menopausal Women”, as described in Exhibit A, attached hereto and incorporated herein by this reference (“Protocol”). AIR’s independent contractor, Dr. Michael Guice will serve as Principal Investigator for the Study (“Principal Investigator”).

The Parties agree to conduct the Study based upon the terms and conditions contained in this Agreement and in accordance with the Protocol, and:

(i)	Sponsor will conduct an evaluation of the planned facilities to be used by AIR for the Study (“Study Site”) before the performance of the Study and before implementation of the Study.

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(ii)	Because such studies have implications for the commitment of resources by both parties, there will be frequent and full interchange between the personnel of the Sponsor and AIR regarding the Study.

Compliance. Each Study shall be conducted in accordance with the Protocol, Sponsor’s written instructions, and all laws and regulations applicable to performance of a clinical study, including but not limited to 21 CFR §50, 54, 56 and 812 and the requirements of the Federal Food, Drug, and Cosmetic Act (the FDCA) or any similar or successor legislation. AIR will conduct the Study in accordance with any conditions imposed by FDA or the Institutional Review Board (IRB).  If Sponsor’s written instructions are inconsistent with the Protocol, the Protocol approved by the IRB will govern the conduct of the Study.

III.           PERIOD OF PERFORMANCE

The Study is effective on the ____ day of ______, 2013 and continues until the study is completed at AIR.  The Parties agree that no patient enrollment will occur until there is IRB approval of the Protocol at AIR.

IV.           BUDGET AND PAYMENTS

__.1
Payments.  Sponsor will reimburse AIR for all direct and indirect costs in connection with the Study not to exceed $ 5,037.50 per completed patient, for a total of 50 patients, and in accordance with the Budget and Payment Schedule attached to this Agreement as Exhibit B (“Budget”).   In addition, Sponsor will pay start-up fees which include an IRB preparation fee, pharmacy set-up fee, and/or clinical administration fees in the amount of $6000 (“Start-up Fees”).

__.2
Study Budget.  This Agreement is based on an estimated per-patient basis.  The Budget is based upon the reasonable costs for similar studies at like AIRs in the same geographic area. AIR has not been induced to participate in this Study based on financial or other inducements from Sponsor.  The Parties estimate that the Budget is sufficient to support the Study.  However, AIR may submit to Sponsor a revised budget requesting additional funds at such time as costs may reasonably be projected to exceed the Budget.  Sponsor will not be liable for any payment in excess of the Budget except upon Sponsor's written agreement.

__.3	Payment Address. Sponsor will pay by check, which will be made payable to AIR and will be sent to:
American Institute of Research, Inc.
15111 E. Whittier Blvd., Ste. 216
Wittier, CA 90603
Attention: Ansaga Dominguez

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First Class Mail	Certified or overnight mail (*Federal Express ONLY)	Wire Transfer
Domestic or Foreign		Swift Code:Sort/Routing/ABA:

All checks should reference the Principal Investigator’s name and SPO Number for reference purposes.

Payments by check or Electronic Funds Transfer (EFT) will be made within 10 days of receipt of invoice.  Checks or accompanying  letter will reference this Agreement and the Principal Investigator’s name and will be sent to:

American Institute of Research
15111 E. Whittier Blvd., Ste. 216
Whittier, CA 90603
Tax ID No: 20-8940081

Or thru EFT

Friendly Hills Bank
16011 E. Whittier Blvd.
Whittier, CA 90603
Bank Account # 0013001318
ABA# 122244249
Account Name: American Institute of Research
Tax ID: 20-8940081

The initial payment of Twenty Five Thousand Dollars ($25,000.00) will be paid upon execution of the Clinical Trials/Study Agreement.  This initial payment includes the Non-refundable Study Start-Up Fee of Six Thousand Dollars ($6,000.00) and a portion of the first payment which is equivalent to 40% of the total contracted amount.  The first payment is an advance payment (“Advance”) against payments which are anticipated to be due to the Institution as a result of work performed under this Agreement.  The Advance shall be payable to Institution by invoice before the start of enrollment. This Advance shall be recovered in the form of a credit against subsequent payments until the entire Advance is recovered.

In the event that the project is cancelled by Eaton Scientific Systems, Inc. before the start of enrollment, Eaton Scientific Systems, Inc. will not be liable for any additional funding.  The contract will be considered terminated and the initial payment will be deemed non-refundable. Enrollment in the Trial will not commence without the approval of Eaton Scientific Systems, Inc. and a full 40% of the total contracted trial budget has been paid to AIR.

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V.            INTELLECTUAL PROPERTY

__.1	Sponsor will own as its sole property any invention developed under the Protocol ("Sponsor Technology").

__.2	AIR will not retain rights to use Sponsor Technology for internal research, educational and archival purposes.

__.3	AIR will not obtain patent and copyright agreements to effectuate the purposes of this Agreement from all individuals who perform any part of the Study.

VI.          DATA AND BIOLOGICAL MATERIAL

__.1
Study Data.  The data generated as a result of this Study will be owned by the Sponsor for the purposes identified in the patient authorization/informed consent and this Agreement. Copies of records and documents pertaining to the conduct of this Study, including case report forms, source documents, consent forms, regulatory documents, clinical laboratory results or reports (including, but not limited to all local and central laboratory results and ECG reports), and medication inventory records in all formats (including, but not limited to, written, electronic, magnetic, and optical records, and scans, x-rays, and electrocardiograms) must be retained by the Principal Investigator for a period of at least fifteen (15) years after Study completion, unless local regulations or Institute policies require a longer retention period or otherwise notified in writing by the Sponsor.

__2.
The Principal Investigator will permit access to any documentation relating to the Study upon request of the Sponsor or applicable regulatory authorities.  If the Principal Investigator for the Study retires, relocates, or for other reasons withdraws from the responsibility of keeping the Study records, custody must be transferred to a suitable alternate custodian employee of Institute or to a suitably qualified and responsible third party.

VII.         COMPLIANCE WITH LAW

__.1
FDA Regulations:  AIR, Principal Investigator and Sponsor will comply with all applicable federal, state, and local laws, regulations and guidelines including, but not limited to, the FDCA, as amended, and regulations promulgated thereunder ("the Act") and the United States Food and Drug Administration ("FDA") regulations governing the protection of human subjects and regulations governing clinical investigators.

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__.2
Debarment:  AIR certifies that neither AIR nor any person employed or engaged by AIR in the Study has been debarred pursuant to sections 306(a) or (b) of the Federal FDCA (21 U.S.C. Section 335(a) and 335(b)) and that no debarred person will in the future be employed or engaged by AIR in connection with services to be performed by AIR for Sponsor. AIR further certifies that it will notify Sponsor immediately in the event of any debarment or threat of debarment occurring during the period of this Agreement.

__.3
HIPAA: In connection with research studies, AIR may collect “Protected Health Information” (“PHI”) as defined in the Health Insurance Portability and Accountability Act (“HIPAA”) 45 C.F.R. section 164.501 or “Medical Information”  as defined under Cal. Civil Code section 56.5, both terms hereinafter referred to as “PHI”.  AIR will obtain a patient authorization/informed consent from study subjects to allow AIR to disclose the PHI to Sponsor.   Sponsor will use the PHI in accordance with the patient authorization/informed consent.  If either Party de-identifies PHI in accordance with the standards as set forth in 45 C.F.R. sections 164.514, either Party may use and disclose the de-identified information as allowed by law.

VIII.	HUMAN RESEARCH PROTECTION PROGRAM

__.1
Sponsor acknowledges that AIR has a Human Research Protection Program ("HRPP") established in accordance with the principles and standards of the Association for the Accreditation of Human Research Protection Programs that is applicable to all clinical research studies, including the Study, that includes: (i) their submittal for prospective and continuing review to the Institutional Review Board ("IRB") as required by the FDA regulations governing the protection of human research subjects, (ii) obtaining of consent from human research subjects as required by the FDA regulations governing the protection of human research subjects, (iii) conducting them in accordance with ethical standards such as the Belmont Report.

__.2
In furtherance of AIR’s HRPP, Sponsor agrees:  (a)  to promptly notify  the Principal Investigator and/or the IRB directly of (i) non-compliance with the Protocol or applicable laws, particularly those laws related to human research subjects, that could impact the safety or welfare of participating subjects, (ii) serious adverse events that have been reported to the FDA or other governmental agency in relation to the Study at AIR or any other site, (iii) unanticipated problems in the Study at AIR or any other site that could relate to risks to participating subjects, and (iv) circumstances that could affect subjects’ willingness to continue to participate in the Study or the IRB’s continuing approval of the Study, and (b) to develop a plan of communication to subjects with the Principal Investigator that is acceptable to the IRB when new findings or results of the Study might impact the willingness of subjects to continue to participate in the Study or directly affect their current or future safety or medical care.

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IX.           ACCESS

__.1
Either Sponsor or FDA, as required by FDA regulations, must have reasonable access to Principal Investigator and other project personnel, project facilities, drug records, subject records, case reports, and other records, subject to applicable laws and regulations.  Sponsor agrees to provide at least seventy-two (72) hours notice prior to a Study site visit and will schedule such visit during normal business hours upon AIR’s consent.  Sponsor or CRO on behalf of Sponsor will limit the number of Site visits to those outlined in the Protocol.  If Sponsor exceeds the number of reasonable Site visits, Sponsor will reimburse AIR for reasonable costs and expenses to make Study personnel available.

__.2
If there is a FDA audit, AIR agrees to provide Sponsor with prompt notice of the FDA audit.  AIR is free to respond to any FDA inquiries and will provide Sponsor with a copy of any final response or documentation to the FDA regarding the Study.  Sponsor will reimburse AIR for the reasonable costs incurred by Study personnel in responding to a FDA audit or investigation.

__.3
Sponsor will provide Principal Investigator with all Sponsor’s relevant information pertaining to the Study, including potential adverse reactions of subjects to study drug, control drug and/or study device.

X.           CONFIDENTIAL INFORMATION

__.1	AIR understands that there is no dissemination of information. In addition, AIR researchers may not be able to publish the results of the Study.

__.2
Sponsor and AIR recognize that conducting the Study may require the transfer of confidential or proprietary information between the parties.  All documents, information, materials and data provided to AIR by Sponsor will be considered confidential information of the Sponsor if marked as Confidential ("Sponsor Confidential Information").  All documents, information, materials and data provided by AIR to Sponsor will be considered information of AIR if marked as Confidential ("AIR Confidential Information").  In consideration of the disclosure of any Confidential Information to the other, Sponsor and AIR agree that, for a period of five (5) years from the date of this Agreement, they will:

(a)	Make no use of Sponsor’s Confidential Information so designated in writing as confidential or proprietary by the disclosing party except as allowed in this Agreement;
(b)	Make no use of AIR Confidential Information without an appropriate patient authorization and/or consent and as allowed in this Agreement.
(b)	Not disclose to third parties any of the Confidential Information belonging to the other party without express written consent of the disclosing party except in accordance with paragraph 10; and
(c)	Take precautions as normally taken with the receiving party's own confidential and proprietary information to prevent disclosure to third parties.

The obligation of confidentiality does not apply to study results, supporting data or to information that:

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(a)	Is publicly available through no fault of recipient;
(b)	Is disclosed to the recipient by a third party;
(c)	Is already known to the recipient at the time of disclosure; or
(d)	Is developed by the recipient without reference to the Confidential Information.
(e)	Is required to be disclosed by law, regulation, or court order.

XI.           SUPPLIES, CASE REPORT FORMS, EQUIPMENT

__.1
STUDY DRUG.  The Study Drug for this Study is Homatropine Methyl bromide, which does have FDA approval for other indications. Sponsor will provide to AIR at no cost with a sufficient quantity of Study Drug to conduct the Study, as well as any other compounds, materials, equipment, and information which the Protocol specifies Sponsor will deliver or which Sponsor deems necessary to conduct the Study.  All such Study Drug, compounds, materials, and equipment are the sole property of Sponsor and will be returned to Sponsor, if applicable, at Sponsor’s expense at the end of the Study

__.2
CRFs:  Sponsor will provide AIR with a sufficient quantity of Case Report Forms ("CRF's") and necessary questionnaires or documentation to conduct the Study.  All original CRF's will be the sole property of Sponsor.  All other original records of the work completed under this Agreement, including patient medical records, laboratory records and reports, scans, films and information on pre-existing AIR databases will be AIR property.  AIR will retain a copy of all Study documents for internal research, teaching and archival purposes.

XII.         PUBLICATION

__.1	Research: The basic objective of research activities at AIR is the generation of new knowledge and its expeditious dissemination for FDA approval.

__.2
Sponsor Publication:  If Sponsor elects to publish the results from AIR’s participation, Sponsor agrees to provide AIR with a copy of the proposed publication at least thirty (30) days prior to publication and agrees to acknowledge AIR’s participation in the Study as appropriate for peer review publications.

XIII.        WIND DOWN

Either party may terminate this Agreement upon thirty-days (30) written notice.  In the event of any termination of this Agreement prior to the End Date, Sponsor will pay the reasonable costs incurred by AIR in winding down and terminating the Study, including the costs of the Study during the wind down period and all costs and non-cancelable commitments made prior to termination.

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XIV.       NOTICES

Any notices given under this Agreement will be in writing and delivered by mail, by hand, or by facsimile addressed to the parties as follows:

AIR	Sponsor
American Institute of Research	Eaton Scientific Systems, Inc.
15111 E. Whittier Blvd. Ste. 216 Whittier, CA 90603 Dr. Tarek Dessouky, CEO	9595 Wilshire Blvd Suite 900 Santa Monica, CA Michael Borkowski, President
www.airesearch.us	www.eatonscientific.com mikeb@eatonscientific.com
(Tel) 562.693.4477	(Tel) 310.281.6923
(Fax) 562.696.8681	(fax) 888.329.5351

XVI.       PUBLICITY

Publicity:  Neither party will identify the other in any promotional advertising or other promotional materials to be disseminated to the public or use the name of any faculty member, employee,or any trademark, service mark, trade name, or symbol , without the other's prior written consent. (“Eaton is a Public Company and as such will need to file a Public Announcement”)

Clinicaltrials.Gov, Clinical Trials Directory Website:  Notwithstanding anything to the contrary, Sponsor agrees to allow the following information to appear on the Clinical Trials Directory website:  study title, study status, trial type, study phase, study category and subcategory, study objectives and designs, conditions treated, treatment(s) or intervention(s), key eligibility criteria and exclusion criteria.

XVII.      INDEMNIFICATION

__.1	Indemnity:

Sponsor agrees to indemnify, defend and hold harmless the Principal Investigator, Sub-Investigators, and the Institute (AIR), its directors, officers, agents and employees (collectively “Indemnitees”) from any and all direct expenses, liability, losses or damages asserted by third parties (collectively “Claims”) to the extent such Claims result from the use or administration of the Investigational Product in accordance with the Protocol, provided, however, that Sponsor shall not be responsible for any Claims to the extent such Claims result from:

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a.
the failure of the Institute or the Principal Investigator to adhere to the terms of the Protocol or Sponsor's written instructions relative to the use of the Investigational Product or the conduct of the Study;

b.
the failure of the Institute or the Principal Investigator to comply with any applicable FDA or other government requirements, including, without limitation, any federal, state or local laws or regulations, with respect to the conduct of the Study at the Institute’s facilities;

c.	any negligence or willful misconduct by the Principal Investigator or the Institute, including the Institute’s directors, officers, agents and employees.

Sponsor agrees to provide the reasonable costs of medical treatment required by any participant in the activities contemplated by the Protocol for any illness or condition to the extent caused by or derived from (i) Sponsor's Investigational Product or (ii) the Investigational Product’s use or administration as stated in the Protocol, or (iii) any procedures stated in the Protocol, to the extent not covered by the participant's private medical insurance; provided that Sponsor shall not be responsible for such costs arising from any matter as set forth in subclauses (a), (b), or (c), (d) of the preceding paragraph.

Institute agrees that each Indemnitee shall provide Sponsor prompt notification of any Claim as to which indemnification may be sought hereunder.  Sponsor shall have the right to assume and control the defense of any such Claim with counsel of its choice, except that Sponsor will not admit liability or fault on behalf of any Indemnitee hereunder without such party’s prior written consent, which consent shall not be unreasonably withheld.  Institute shall fully cooperate in the investigation and defense of any such Claims.

__.2
Notice of Claims:  AIR will promptly notify Sponsor of any such claim and will cooperate with Sponsor in the defense of the claim.  Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to AIR to defend against any claim with respect to which Sponsor has agreed to provide indemnification hereunder.  Sponsor agrees not to settle any claim against AIR with an admission of liability against AIR without AIR’s written consent.  This indemnity shall not be deemed excess coverage to any insurance or self-insurance AIR may have covering a claim.  Sponsor's indemnity shall not be limited by the amount of Sponsor's insurance.

__.3
Notice of Claims:  Sponsor will promptly notify AIR of any such claim and will cooperate with AIR in the defense of the claim.  AIR agrees, at its own expense, to provide attorneys reasonably acceptable to Sponsor to defend against any claim with respect to which AIR has agreed to provide indemnification hereunder.  AIR agrees not to settle any claim against Sponsor with an admission of liability against Sponsor without Sponsor’s written consent.   This indemnity shall not be deemed excess coverage to any insurance or self-insurance AIR may have covering a claim.  AIR's indemnity shall not be limited by the amount of AIR's insurance.

__.4	The provisions of this clause shall survive termination of this Agreement.

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XVIII.     SUBJECT INJURY

Sponsor agrees that it, and not AIR, is responsible for the costs of diagnosis, care and treatment of any undesirable side effects, adverse reactions, illness or injury to a participant in the Study, which in the reasonable judgment of the Principal Investigator or AIR result from participation in the Study, except for such costs that arise directly from (i) the negligent activities, reckless misconduct or intentional misconduct of AIR, the Principal Investigator or his/her staff or (ii) their failure to adhere to the terms of the Protocol.  This section is not intended to create any third-party contractual benefit for any participants in the Study.

XIV.       INSURANCE

__.1
Worker’s Compensation.  AIR will maintain Worker's Compensation insurance or other coverage on its employees as required by California law, and will self-insure or maintain insurance covering its liability under this Agreement.

__.2
Coverage.  Sponsor will procure and maintain during the term of this Agreement comprehensive liability, clinical trial and product liability insurance to the full amount of Sponsor’s insurance limits, but in no event less than $5,000,000 per occurrence and $10,000,000 annual aggregate, with a reputable and financially secure insurance carrier.  Insurance should be placed with carriers with ratings with at least A-, X as rated by A.M. Best.

__.3
Certificate of Insurance and Additional Insured Endorsement.  Prior to the effective date of this agreement, Sponsor shall provide AIR with a Certificate of Insurance and Additional Insured Endorsement evidencing primary coverage and advise AIR of any deductibles to Sponsor’s insurance.

__.4
Notice of Cancellation.  Sponsor shall provide AIR with thirty (30) days written notice of cancellation or material change.  Sponsor will advise AIR in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above.  Conditions of the Certificate of Insurance will be subject to approval in advance by AIR's Office of Risk Management.

__.5
Primary Coverage.  Sponsor's insurance will be primary coverage with respect to its indemnification responsibilities under Paragraph __.  AIR's insurance or self-insurance will be excess and noncontributory.

__.6
Tail Coverage.  If Sponsor's insurance is written on a claims made basis, as opposed to an occurrence basis, Sponsor shall guarantee that it will purchase "tail" coverage and/or a retrospective coverage provision to provide continuation and uninterruption of coverage of all claims.

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XV.	MISCELLANEOUS

__.1
Arbitration. Any dispute between the parties in connection with this Agreement, which cannot be resolved, by mutual agreement will be finally settled through arbitration under the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with those Rules.  Arbitration will be held in Santa Monica, California, or at any other mutually agreeable location.

__.2	Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

__.3
Divisibility. If any provision of this Agreement becomes or is declared illegal, invalid, or unenforceable, such provision will be divisible from this Agreement and will be deemed to be deleted from this Agreement.  If such deletion substantially alters the basis of this Agreement, the parties will negotiate in good faith to amend the provisions of this Agreement to give effect to the original intent of the parties.

__.4	Independent Contractors. AIR and Sponsor are independent contractors and neither is an agent, joint venture, or partner of the other.

__.5	Research Freedom. This Agreement is not to be construed to limit the freedom of individuals participating in this Study to engage in any other Study.

__.6
Choice of Laws.  This Agreement is governed by the laws of the State of California without regard to conflict of law principles.  Any legal action involving this Agreement or the Study under it will be adjudicated in the State of California at a mutually agreeable location.

__.7
Order of Precedence.  In the event of any inconsistency between the terms of this Agreement and the documents referenced or incorporated herein or any other agreement concerning this Study between the Parties and their employees, the terms of this Agreement will prevail.

__.8
Entirety.  This Agreement represents the entire agreement and understanding between the parties and their employees with respect to its subject matter and supersedes any prior and/or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties regarding this subject matter.

__.9	Amendments. Amendments or changes to this Agreement must be in writing and signed by duly authorized representatives of the parties.

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IN WITNESS WHEREOF, these duly authorized representatives of the parties hereby execute this Agreement, including all the terms and conditions which follow.

Eaton Scientific Systems, Inc.		American Institute of Research, Inc.

Signature	/s/ Michael Borkowski	Signature	/s/ Tarek Dessouky MD
Name	Michael Borkowski	Name	Tarek Dessouky, M.D., MBA, MPH
Title	Chief Executive Officer	Title	Chief Executive Officer
Date	April 14, 2013	Date	April 14, 2013

The Principal Investigator acknowledges his/her responsibilities to carry out this Agreement.

READ AND UNDERSTOOD:

By:	/s/ Dr. Michael Guice, MD
Dr. Michael Guice, MD
Principal Investigator

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EXHIBIT A

Study Protocol

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EXHIBIT B

Budget and Payment Schedule
This page blank, Budget and Payment details will be the next page

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